FOURTH AMENDMENT TO THE
AGREEMENT OF LIMITED PARTNERSHIP OF
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

DESIGNATION OF SERIES D PREFERRED UNITS

February 26, 2019

Pursuant to Section 4.02 and Article XI of the Agreement of Limited Partnership of IRET Properties, a North Dakota Limited Partnership, as amended by the First Amendment to the Agreement of Limited Partnership, the Second Amendment to the Agreement of Limited Partnership and the Third Amendment to the Agreement of Limited Partnership (the “Partnership Agreement”) of IRET Properties, A North Dakota Limited Partnership, a North Dakota limited partnership (the “Partnership”), the General Partner hereby amends the Partnership Agreement as follows in connection with, among other matters, the designation and issuance of 165,600 Series D Preferred Units (as defined below) in exchange for the contribution by a new Limited Partner to the Partnership of certain property:

Series D Preferred Units

1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement, including the previous amendments thereto. In addition to other terms defined in this Amendment, the following defined terms used in this Amendment and the Partnership Agreement shall have the meanings specified below:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Series D Distribution Payment Date” shall have the meaning provided in Section 5(a).

 “Series D Exchange Date” shall mean the date specified in a Series D Exchange Notice on which the holder of Series D Preferred Units proposes to exchange Series D Preferred Units for Partnership Units; provided, however, that the proposed Series D Exchange Date (i) must be the last day of a fiscal quarter, and (ii) may not be less than 30 days, nor more than more than 60 days, after the date the Series D Exchange Notice is delivered.

“Series D Exchange Notice” shall mean a written notice delivered by a holder of Series D Preferred Units to the General Partner of such holder’s election to exchange Series D Preferred Units for Partnership Units. Each Series D Exchange Notice must specify the number of Series D Preferred Units to be exchanged and the proposed Series D Exchange Date. No Series D Exchange Notice may be delivered to the General Partner in the last 30 days of a fiscal quarter.

“Series D Junior Preferred Units” shall have the meaning provided in Section 4.

“Series D Liquidating Distributions” shall have the meaning provided in Section 6(a).

“Series D Parity Preferred Units” shall have the meaning provided in Section 4.

“Series D Preferred Return” shall have the meaning provided in Section 5(a).

“Series D Preferred Units” shall have the meaning provided in Section 2.

“Series D Redemption Date” shall have the meaning provided in Section 8(a).

“Series D Redemption Price” shall have the meaning provided in Section 8(a).

2.Designation and Number.  A series of Preferred Units, designated the “Series D Preferred Units”, is hereby established.  The number of authorized Series D Preferred Units shall be 165,600.

3.Maturity.  The Series D Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.Rank.  The Series D Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Partnership Units of the Partnership and to any class or series of Preferred Units expressly designated as ranking junior to the Series D Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Series D Junior Preferred Units”); (b) on a parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series D Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Series D Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, including, without limitation, the Series C Preferred Units, expressly designated as ranking senior to the Series D Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership.  The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series D Preferred Units prior to conversion or exchange.  The Series D Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5.Distributions.

(a)
Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series D Preferred Units as to distributions, the holders of Series D Preferred Units shall be entitled to receive, out of funds of the Partnership legally available for payment of distributions, cumulative cash distributions at the rate of 3.862% per annum of the $100.00 per Series D Preferred Unit issue price (equivalent to a fixed annual amount of $3.862 per unit) (the “Series D Preferred Return”).  The Series D Preferred Return shall be paid only when, as and if authorized by the General Partner and declared by the Partnership, but if the Series D Preferred Return is not paid quarterly, it shall continue to accrue and be cumulative as provided below. Distributions on the Series D Preferred Units shall accrue and be cumulative from (but excluding) the date of original issue of any Series D Preferred Units and shall be payable quarterly, in equal amounts, in arrears, on or about the last day of each March, June, September and December of each year (each a “Series D Distribution Payment Date’’) for the period ending on such Series D Distribution Payment Date, commencing on March 31, 2019.  If any date on which distributions are to be made on the Series D Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The amount of any distribution payable on the Series D Preferred Units for any partial distribution period will be prorated and computed on the basis of twelve 30-day months and a 360-day year.  Distributions will be payable in arrears to holders of record of the Series D Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the fifteenth Business Day of the month in which the applicable Series D Distribution Payment Date occurs or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor fewer than ten days prior to such Series D Distribution Payment Date.  A “distribution period” shall mean the period commencing from and including, the Series D Distribution Payment Date to, but excluding, the next succeeding Series D Distribution Payment Date; provided, however, that the initial distribution period shall be the period from, but excluding, February 26, 2019 to, but excluding, April 1, 2019.

(b)
No distributions on the Series D Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner, the Trust or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)
Notwithstanding anything to the contrary contained herein, distributions on the Series D Preferred Units will accrue whether or not the restrictions referred to in Section 5(b) above exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared

(d)
Except as provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Partnership Units, Series D Parity Preferred Units or Series D Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribed for or purchase units of, Partnership Units or Series D Junior Preferred Units) for any period, nor shall units of any class or series of Partnership Units, Series D Parity Preferred Units or Series D Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of any such units by the Partnership, directly or indirectly (except by conversion into or exchange for units of, or options, warrants or rights to purchase of subscribed for units of, Partnership Units or Series D Junior Preferred Units, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Units and all holders of Series D Parity Preferred Units), unless full cumulative distributions on the Series D Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. The foregoing sentence will not prohibit (i) distributions payable solely in Partnership Units or Series D Junior Preferred Units, or (ii) the conversion of Series D Junior Preferred Units or Series D Parity Preferred Units into Partnership Units or Series D Junior Preferred Units.

(e)
When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series D Preferred Units and any Series D Parity Preferred Units, all distributions declared on the Series D Preferred Units and any Series D Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series D Preferred Unit and such Series D Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per

Series D Preferred Unit and such Series D Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Series D Parity Preferred Units for prior distribution periods if such Series D Parity Preferred Units do not have a cumulative distribution) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series D Preferred Units which may be in arrears.

(f)
Holders of Series D Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of full cumulative distributions on the Series D Preferred Units as provided above.  Any distribution made on the Series D Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remains payable.  Accrued but unpaid distributions on Series D Preferred Units will accumulate as of the Series D Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

(g)
For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of Partnership Units or Preferred Units is permitted under North Dakota law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Interests whose preferential rights are superior to those receiving the distribution.

6.Liquidation Preference.

(a)
Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any distribution or payment shall be made to the holders of any Partnership Units or Series D Junior Preferred Units, the holders of the Series D Preferred Units then outstanding shall be entitled to be paid, or have the Partnership declare and set apart for payment, out of the assets of the Partnership legally available for distribution to its Partners after payment or provision for payment of all debts and other liabilities of the Partnership, a liquidation preference in cash or property at fair market value, as determined by the General Partner, of $100.00 per Series D Preferred Unit plus an amount equal to any accrued and unpaid distributions to, and including, the date of payment or the date the liquidation preference is set apart for payment (the “Series D Liquidating Distributions”).

(b)
If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Series D Liquidating Distributions on all outstanding Series D Preferred Units and the corresponding amounts payable on all outstanding Series D Parity Preferred Units, then the holders of Series D Preferred Units and Series D Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Series D Liquidating Distributions to which they would otherwise be respectively entitled.

(c)
Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series D Preferred Units and any Series D Parity Preferred Units, any other series or class or classes of Series D Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Units and any Series D Parity Preferred Units shall not be entitled to share therein.

(d)
After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series D Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(e)
For the avoidance of doubt, the consolidation or merger of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

7.Exchange Rights.

(a)
Exchange. The holders of Series D Preferred Units shall be entitled to exchange Series D Preferred Units for Partnership Units, at their option, on the following terms and subject to the following conditions:

(i)
At any time after the date hereof, each holder of Series D Preferred Units at its option may exchange each of its Series D Preferred Units for 1.37931 Partnership Units; provided, however, that no Series D Preferred Units may be exchanged on any proposed Series D Exchange Date pursuant to this Section 7 unless at least 1,000 Series D Preferred Units, in the aggregate, are exchanged by one or more holders thereof on such Series D Exchange Date pursuant to Series D Exchange Notices. Each holder of Series D Preferred Units that has delivered a Series D Exchange Notice to the General Partner may rescind such Series D Exchange Notice by delivering written notice of such rescission to the General Partner prior to the Series D Exchange Date specified in the applicable Series D Exchange Notice.

(ii)
The exchange rate shall be proportionately adjusted upon subdivisions, stock splits, stock dividends, combinations and reclassification of Partnership Units and the common stock of the General Partner in order to preserve the relative economic values of the Partnership Units and the Series D Preferred Units.

(iii)
In case the Partnership shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Partnership’s equity interests or sale of all or substantially all of the Partnership’s assets), in each case as a result of which Partnership Units will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series D Preferred Unit will thereafter be convertible or exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Partnership Units or fraction thereof into which one Series D Preferred Unit was convertible or exchangeable immediately prior to such transaction.

(iv)	Notwithstanding anything to the contrary in this Section 7(a):

1.
A holder of Series D Preferred Units will not have the right to exchange Series D Preferred Units for Partnership Units if (1) in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a real estate investment trust under the Internal Revenue Code as a result of such exchange; or (2) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws.

2.
No fractional units will be issued in connection with the exchange of Series D Preferred Units into Partnership Units. In lieu of fractional Partnership Units, the holder of the Series D Preferred Units to be exchanged shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the closing price of a common share of beneficial interest of the Trust on the date the Series D Preferred Units are surrendered for conversion by a holder thereof.

(b)
Procedure for Exchange. Any exchange described in Section 7(a) above shall be exercised pursuant to a delivery of a Series D Exchange Notice to the General Partner by the holder who is exercising such exchange right, by (A) email and (B) by certified mail postage prepaid. The Series D Exchange Notice and certificates, if any, representing such Series D Preferred Unit to be exchanged shall be delivered to the office of the Partnership maintained for such purpose. Currently, such office is:

.
IRET Properties, a North Dakota Limited Partnership
Attn: General Counsel
800 LaSalle Avenue, Suite 1600
Minneapolis, MN 55402
Telephone: (952)401-4811
Email: aolson@iret.com

Any exchange hereunder shall be effective as of the close of business on the Series D Exchange Date. The holders of the exchanged Series D Preferred Units shall be deemed to have surrendered the same to the Partnership, and the Partnership shall be deemed to have issued Partnership Units at the close of business on the Series D Exchange Date.

(c)
Payment of Series D Preferred Return. On the Series D Distribution Payment Date next following each the Series D Exchange Date, the holders of Series D Preferred Units that exchanged on such date shall be entitled to Series D Preferred Return in an amount equal to (i) a prorated portion of the Series D Preferred Return based on the number of days elapsed from the prior Series D Distribution Payment Date through, but not including, the Series D Exchange Date, less (ii) the amount of the distribution or dividend, if any, paid on the Partnership Units into which the Series D Preferred Units were exchanged for the quarterly period in which the Series D Exchange Date occurred.

8.Mandatory Redemption.

(a)
Subject to the limitations in this Section 8, at any time after the date of this Amendment, each holder of Series D Preferred Units at its option may require redemption of, and the Partnership shall redeem, all or a portion of such holder’s Series D Preferred Units. Each such redemption shall be on not fewer than 30 nor more than 60 days’ written notice from the holder of Series D Preferred Units to the Partnership. Notwithstanding any term of the Partnership Agreement to the contrary, including the definition of “Cash Amount” contained therein, each such redemption shall be for cash, at a redemption price equal to $100.00 per Series D Preferred Unit, plus any accrued and unpaid distributions thereon (the “Series D Redemption Price”) to, but not including, the date fixed for redemption (the “Series D Redemption Date”).  The Series D Redemption Date must be the last day of a fiscal quarter. No redemption notice may be delivered to the General Partner in the last 30 days of a fiscal quarter. Notwithstanding the foregoing, the Partnership will not be obligated to redeem any Series D Preferred Units on any Series D Redemption Date unless at least 1,000 Series D Preferred Units, in the aggregate, are redeemed from one or more holders on such Series D Redemption Date.

(b)
The Partnership will pay the Series D Redemption Price for any redeemed Series D Preferred Units to the holder of Series D Preferred Units upon surrender of the Series D Preferred Units by such holder of Series D Preferred Units at the place designated by the Partnership. Unless the Partnership and such holder of Series D Preferred Units agree otherwise, the Partnership will pay the Redemption Price in the same manner that the most recent distribution of Series D Preferred Return was delivered to such holder of Series D Preferred Units. On and after the Series D Redemption Date, distributions will cease to accumulate on such holder’s Series D Preferred Units, unless the Partnership defaults in the payment of the Series D Redemption Price

(c)
If any date fixed for redemption of such holder’s Series D Preferred Units is not a Business Day, then payment of the Series D Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series D Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such holder’s Series D Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Series D Redemption Price.

(d)
Each redemption notice shall (i) state the number of Series D Preferred Units to be redeemed; (ii) be delivered by the holder of the Series D Preferred Units to the Partnership not fewer than 30 nor more than 60 days prior to the Series D Redemption Date in the same manner provided above for delivery of Series D Exchange Notices above; and (iii) be irrevocable.

(e)
If the funds necessary for a redemption have been set apart by the Partnership for the benefit of the holders of any Series D Preferred Units to be redeemed, then from and after the Series D Redemption Date distributions will cease to accrue on such Series D Preferred Units, such Series D Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series D Preferred Units will terminate, except the right to receive the Series D Redemption Price.

(f)
All Series D Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

9.Voting Rights. With respect to the Series D Preferred Units, holders of the Series D Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners.

10.Allocation of Profit and Loss.

For the avoidance of doubt, Section 5.01, as set forth in the Second Amendment to the Agreement of Limited Partnership, continues in full force and effect as amended hereby.

Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(f)   Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the holders of Preferred Units until the aggregate amount of Net Operating Income allocated to such holders under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Preferred Return of each outstanding series of Preferred Units paid to the respective holders of such Preferred Units for the current and all prior years.  For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(g) hereof.

11.Restrictions Included in Contribution Agreement. Each holder of Series D Preferred Units acknowledges and agrees that, notwithstanding anything to the contrary in this Amendment or the Partnership Agreement, (a) the transfer or exchange of a portion of the Series D Preferred Units are restricted by the provisions of the Partnership Agreement and, if applicable, the Contribution Agreement dated February 26, 2019 between the Partnership and the initial holder of the Series D Preferred Units, and (b) each such holder shall not transfer or exchange any Series D Preferred Units in violation of any such restrictive provisions.

Other Amendments; Miscellaneous

12.Defined Terms. The following new definitions are inserted in Article I of the Partnership Agreement (Definitions) so as to preserve alphabetical order. If the Partnership Agreement already includes a defined term below, the definition below shall replace the prior definition.

“Agreed Value” shall mean the fair market value of a Partner's non-cash Capital Contribution as of the date of contribution as agreed to in writing by the Partners. For purposes of this Partnership Agreement, if the Agreed Value is not so agreed in writing, the Agreed Value of a Partner's non-cash Capital Contribution shall be equal to the number of Partnership Units or Preferred Units received by such Partner in exchange for Property or an interest therein or in connection with the merger of a partnership of which such person is a partner with and into the Partnership, or for any other non-cash asset so contributed, multiplied by the "market price”, calculated in accordance with the second and third sentences of the definition of "Cash Amount." The names and addresses of the Partners, number of Partnership Units and Preferred Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution is set forth on Exhibit A.

“Preferred Return” shall mean the Series C Preferred Return, the Series D Preferred Return and the preferred return of any additional series of Preferred Units as defined in this Partnership Agreement, as amended or supplemented.

“Tax Representative” means the General Partner, who shall have all of the powers and duties granted a partnership representative as set forth in Section 6223(a) of the Code and the Treasury Regulations thereunder.

13.Partnership Units and Preferred Units. The term “Partnership Units” is hereby replaced with “Partnership Units and Preferred Units” in each place in which it appears in the following sections of the Partnership Agreement:

•Section 2.05;
•Section 4.02(a);
•Section 9.02(c);
•Section 9.02(d);
•Article XI, paragraph (b); and
•Article XI, paragraph (c).

14.Section 5.02(a). The following sentence is hereby added at the end of Section 5.02(a) of the Partnership Agreement:

“For the avoidance of doubt, holders of Preferred Units shall not receive distributions under this Section 5.02(a), but instead shall receive distributions in accordance with the provisions of this Partnership Agreement governing such Preferred Units.”

15.Section 9.02(d). The phrase “for the Cash Amount any Partnership Units in which a security interest is held” in Section 9.02(d) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“for the Cash Amount any Partnership Units and for the applicable redemption price any Preferred Units in which a security interest is held”.

16.Section 10.05(a). Section 10.05(a) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    The General Partner is specifically authorized to act as the Tax Representative and shall have the authority, without any further consent of the Limited Partners, to exercise all rights and responsibilities conferred under Sections 6221-6234 of the Code, including, without limitation: (i) exclusively handling all audits and other administrative proceedings conducted by the IRS with respect to the Partnership; (ii) extending the statute of limitations with respect to the Partnership’s tax returns; (iii) entering into a settlement with the IRS with respect to the Partnership’s partnership items; (iv) filing a petition or complaint with an appropriate U.S. federal court for review of a final partnership administrative adjustment; and (v) making the “push-out” election under Code Section 6226 to cause any adjustments to be taken into account at the partner level. The Tax Representative shall be authorized to hire counsel or other competent professionals to assist in the conduct of any audit or legal proceeding. Any expenses incurred by the Tax Representative in the conduct of its duties shall be a Partnership expense. In the event any adjustment to any item of income, gain, loss, deduction or credit of the Partnership, or any Limited Partner’s distributive share thereof, for a reviewed year that would result in an imputed underpayment of the Partnership under Code Section 6225, each Limited Partner for the reviewed year agrees to timely take all actions requested by the Tax Representative in order to reduce or eliminate the amount of the imputed underpayment. To the extent that the Partnership incurs any liability for tax (including interest and penalties) under Code Section 6225 as the result of any imputed underpayment (or any similar provision of state or local law), the General Partner (i) may treat such as amount as a Partnership expense, or (ii) may allocate such amount among the Limited Partners in an equitable manner as determined by the General Partner in its sole discretion and treat the amount allocated to a Limited Partner as a withholding of tax subject to Section 5.02(b) of this Agreement.”

17.Section 5.06(a). Section 5.06(a) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances; provided, however, distributions shall be made first to the holders of Preferred Units in accordance with their relative priority. For purposes of the preceding sentence, the Capital Account of each Partner shall be determined after all adjustments made in accordance with Sections 5.01 and 5.02 resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership's assets. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.”

18.Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of North Dakota without giving effect to its conflict of law principles.

19.Full Force and Effect. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

IRET, Inc., a North Dakota corporation

By:    /s/ Mark O. Decker, Jr.
Name: Mark O. Decker, Jr.
Title:     CEO

and

By: /s/ Anne Olson
Name: Anne Olson
Title:     EVP, COO

[Signature page to Fourth Amendment to Agreement of Limited Partnership]